UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 18, 2016

Fauquier Bankshares, Inc.
__________________________________________
 (Exact name of registrant as specified in its charter)
Virginia	000-25805	54-1288193
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10 Courthouse Square, Warrenton, Virginia		20186
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		540.347.2700

Not Applicable
______________________________________________
 Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                          Departure of Directors or Certain Officers; Election of Directors;  Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 18, 2016, Fauquier Bankshares, Inc. (the "Company"), the parent company of The Fauquier Bank (the "Bank"), announced the appointment of Marc J. Bogan as President of the Company and the Bank effective February 18, 2016.  Mr. Bogan will also become Chief Executive Officer of the Company and the Bank, with such appointment effective March 31, 2016.  The appointments are being made in connection with the planned retirement of Randy K. Ferrell from the Company and the Bank, which was publicly announced by the Company on March 9, 2015.  Mr. Ferrell retired as President of the Company and the Bank effective February 18, 2016 to allow the appointment of Mr. Bogan as the President of the Company and the Bank and will be retiring as Chief Executive Officer of the Company and the Bank effective March 31, 2016 following a transition period.  Mr. Ferrell is also retiring as a director of the Company and the Bank effective March 31, 2016.

On February 18, 2016, Mr. Bogan was appointed to the Company's Board of Directors (the "Board") to serve until the 2016 annual meeting of shareholders of the Company, at which time he will be nominated for election to the Company's Board. Mr. Bogan will serve on the Executive, Board Governance and Trust committees of the Company's Board.  Mr. Bogan was also appointed to the Board of Directors of the Bank on February 18, 2016.  He will not receive compensation as a director of the Company and the Bank, but will be compensated in his capacity as an executive officer.

Mr. Bogan, age 49, has over 24 years of experience in the financial services industry.  Prior to joining the Company, Mr. Bogan had served as President and Chief Operating Officer of NewDominion Bank in Charlotte, North Carolina, since June 2011.  Mr. Bogan was Executive Vice President, Chief Operating Officer and Chief Retail Officer for Ameris Bank, a four-state community bank based in Georgia, from 2008 to 2011, and was Coastal Region Executive – Eastern South Carolina for Ameris Bank from 2006 to 2008.  Prior to joining Ameris Bank in 2006, Mr. Bogan held several senior management positions with Bank of America and South Carolina Bank and Trust.  Mr. Bogan has gained significant management experience during his career in diverse areas such as retail and commercial banking, private wealth management, information technology, operations, treasury services and mortgage banking.

The Company will initially pay Mr. Bogan an annual base salary of $310,000. He will also be entitled to participate in the Company's annual incentive plan pursuant to which he will be eligible to receive cash bonuses and equity compensation commensurate to his chief executive officer position.  Under the 2016 incentive plan, Mr. Bogan has received a grant of restricted stock in an amount equal in value to $105,000, based on the market price of the Company's common stock at the time of the grant.  The shares of restricted stock are subject to time and performance vesting requirements, with 50% of the number of shares vesting over a period of three years and 50% of the number of shares vesting upon the Company achieving a targeted return on average equity over a period of three years relative to its percentile position among a national peer group. Mr. Bogan also will be entitled to reimbursement of his actual relocation expenses and the Company will pay up to $30,000 in real estate agent commissions relating to the sale of his current residence.

The Company expects to enter into an employment agreement with Mr. Bogan establishing his compensation and other terms of his employment in the near future, and will file with the Securities and Exchange Commission a Current Report on Form 8-K regarding such agreement at the appropriate time.

A copy of the Company's press release with respect to the above matters is attached as Exhibit 99.1 hereto.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 18, 2016, the Company's Board approved certain amendments to the Company's Bylaws, effective February 18, 2016. The amendments were made to specifically provide for the duties of the Company's chief executive officer and president. Before such amendments, the Bylaws only stated the duties of the Company's president. The amendments also replaced the Company's president with the Company's chief executive officer as the officer who (i) may call a special meeting of shareholders, (ii) may call a meeting of the Company's Board and (iii) is on the executive committee of the Company's Board.

The foregoing description of the amendments to the Bylaws of the Company does not purport to be complete and is qualified in its entirety by reference to the Bylaws of the Company, as amended, a copy of which is attached as Exhibit 3.2 to this report and is incorporated herein by reference.

Item 9.01                          Financial Statements and Exhibits.

(d)            Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

3.2	Bylaws of Fauquier Bankshares, Inc., as amended as of February 18, 2016.

99.1	Press Release dated February 18, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fauquier Bankshares, Inc.

February 22, 2016	By:	/s/ Eric P. Graap

Name: Eric P. Graap
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.2	Bylaws of Fauquier Bankshares, Inc., as amended as of February 18, 2016.

99.1	Press Release dated February 18, 2016.